EXHIBIT 99.1:   EMPLOYMENT AGREEMENT














                              EMPLOYMENT AGREEMENT

                                    BETWEEN

                                 JACQUES BOUGIE

                                      AND

                            ALCAN ALUMINIUM LIMITED

This EMPLOYMENT AGREEMENT entered into at Montreal, Canada, as of the 1st day of August 1999.

BETWEEN:       Mr. Jacques Bougie (hereinafter referred to as the "CEO").

AND: ALCAN ALUMINIUM LIMITED, a company incorporated under the laws of Canada, having its head office at Montreal, Quebec, Canada (hereinafter referred to as "ALCAN").

AND WHEREAS the Board of Directors of Alcan agrees to maintain Mr. Jacques Bougie in the position of Chief Executive Officer for the duration of this Agreement, subject to the terms and conditions of this Agreement.

AND WHEREAS Mr. Jacques Bougie agrees to serve as Chief Executive Officer for the duration of the Agreement, subject to its terms and conditions.

AND WHEREAS the special pension arrangements (dated 1993) for Mr. Jacques Bougie recognize the mutual understanding of the parties, that Mr. Bougie could retire on or approximately at age 56; nevertheless the exact retirement date has not been set. The Board intends to review the succession requirements on, or about, 1 January 2002, while Mr. Jacques Bougie undertakes to formally advise the Board, in writing, of his expected retirement date, no later than 1 July 2002.

THE PARTIES AGREE AS FOLLOWS:

1.0  TERM AND TERMINATION

     1.1 The term of this Agreement shall run from the 1st day of January 2000 to the 31st day of July 2003 (43 months) and therewith terminate unless extended by mutual written Agreement.

2.0  UNDERTAKING AND DECLARATIONS

     2.1 For the Term of this Agreement, the CEO hereby agrees not to accept employment offers by any other Corporations.

3.0  COMPENSATION (all amounts are in U.S. dollars unless stated otherwise)

     3.1  BASE SALARY

          For the period of the Agreement, the Base Salary is set as follows:

                                          Base Salary
                                          -----------

          -- From 1 January 2000 =         $800,000
          -- From 1 January 2001 =         $850,000
          -- From 1 January 2002 =         $900,000
          -- From 1 January 2003 =         $950,000


     3.2  EXECUTIVE PERFORMANCE AWARD ("EPA")

          The total guideline amount defined under the regular Plan is set at 100% of the base salary, and prorated as follows for each award.

                                                         Weight    Rating Scale (% of guideline)
                                                         ------    -----------------------------
                                                                       Minimum       Maximum
                                                                       -------       -------

          -- Value Creation (EVA)                  =      30%            0%          300%
          -- Corporate (FBP)                       =      20%            0%          200%
          -- Business Unit (Agreed Objectives)(1)  =      50%            0%          250%

         (1) For the Business Unit Award (BUA), annual performance objectives will be prepared and agreed with the Board, focusing on specific strategic initiatives to be taken.

     3.3  MEDIUM TERM INCENTIVE PLAN ("MTIP")

          Under the MTIP, two performance periods ("cycle") will be established. The first 3-year cycle will cover the period from 1 January 1999 to 31 December 2001. The payout, if at all, for the first 3-year cycle, will be made in February 2002 on the basis of achieving Alcan's Full Business Potential (FBP-II) and having completed the full 3-year term of employment(1). Performance objectives for the 3-year cycle are defined in Schedule-A.



          ----------------------------
          (1) As regard the MTIP entitlement for the year 1999, Mr. Bougie needs to be an employee of Alcan until 31 December 1999.

     The minimum, target and maximum payouts for the first performance cycle are shown in TABLE 1 below :

                                    TABLE 1
                                    -------

                             MEDIUM TERM INCENTIVE

                   PERIOD 1 JANUARY 1999 TO 31 DECEMBER 2001

                       DEGREE OF ACHIEVEMENT OF "FBP-II"

--------------------------------------------------------------------------------

                            LESS THAN   -------
                             US$525M    US$700M    US$790M    US$850M    US$910M
                            ---------   -------    -------    -------    -------
                               (1)        (1)        (1)        (1)        (1)
     Performance                0         125%         200%       250%      300%
       Rating

     Award US$'000             $0        $1,125      $1,800     $2,250    $2,700
                                        --------

     Results between US$525M and US$700M; and US$700M to US$910M will be prorated.

     For the second performance cycle covering the period from 1 January 2002 to 31 July 2003 (19 months), the Board will establish, in December 2001, the objectives to be achieved as well as the payout formula. The target amount will be set on the basis of the competitive Total Cash level (US market data), for the period. The target MTIP award when added to Base Salary and target EPA will equal the Total Cash target for the period. The payout, if at all, for the 2nd cycle will be made in August 2003 on the basis of achieving the objectives set by the Board and having completed the full 43-month term of employment. In any event, the target amount of the MTIP for the 2nd cycle will not be less than $300,000 per year, which is the amount set for the first cycle.

3.4  ALCAN EXECUTIVE SHARE OPTION PLAN ("AESOP")(2)

     During the term of the Agreement, the CEO will be granted either (1) a single grant or (2) a number of grants to be determined by the Option Committee at its December 1999 meeting. The number of shares to be granted will be based on (1) the compensation value to be achieved (2) the Black-Scholes value of the Alcan share and (3) the 3-year average market share price (calculated at month end). The exercise price will be the market price on the date of grant. The annual compensation value will not be less than $2 Million.

     ----------------------------
     (1) The target, as well as the payout formula, will be adjusted as outlined in Schedule A.
     (2) The compensation value to be achieved will be based on the 1999 US Hay Compensation Survey which should be available early September.

     3.5  PENSION

          The attached Schedule B replaces the Board Resolution of 22 September 1993 regarding the Extra Pension Undertaking for Mr. Jacques Bougie and all subsequent amendments to the said Resolution.

          Under the Alcan Supplementary Retirement Benefit Plan (ASRBP), the normal form of the benefit is a lump sum. Mr. Bougie has the right to either choose the normal form or the monthly pension payment.

4.0  SPECIAL CONDITIONS

     Even though the CEO could retire at the end of this Agreement, it is understood by both parties that the exact retirement date has not been set, and the CEO may wish to defer such retirement to a later date. For the purpose of planning an effective transition (succession), the Board will review the succession requirements on, or about, 1 January 2002. The CEO agrees to advise the Board, in writing, no later than 1 July 2002 of his personal decision relative to his retirement date.

5.0  TERMINATION OF EMPLOYMENT

     5.1 In the event of a termination of employment, which has been initiated by the Board, the following termination settlement will be made:

         (i)  36

              multiplied by
              -------------

         (ii) the monthly equivalent of the annual compensation described in paragraphs 3.1 (base salary), 3.2 (EPA at guideline amount) and 3.3 (MTIP at guideline amount, 100%).

     5.2 Mr. Bougie will have the option of receiving the termination settlement either in a lump sum, in which case all "Benefit Plan" coverage will cease on the date of termination, or through 36 equal monthly installments (or for a greater number of months to reach age
          56) on the non-active payroll of the Corporation, in which case "Benefit Plan" coverage will continue except for Short and Long-Term Disability, vacation and eligibility for participation in the AESOP. Upon reaching age 56 on the non-active payroll, Mr. Bougie will be entitled to the pension specified in Schedule B, i.e. $C950,000 per annum.

     5.3 Given that Mr. Bougie will be treated as a retiree, in the event of a termination of employment, for purposes of the Alcan Executive Share Option Plan, paragraph 9.2(b)(1) will apply.

6.0  CHANGE OF CONTROL

     A separate "Change of Control" Agreement has been signed between Mr. Bougie and Alcan Aluminium Limited and forms part of this employment contract. The Change of Control Agreement is appended to this contract.

7.0  DISABILITY

     In the event the CEO becomes disabled prior to the end of the term and cannot perform the duties of his position, Alcan shall maintain full payment of the amounts under paragraph 3.1 for a period of 12 months after the date deemed disabled. Regular EPA amounts will also be payable during the period. After the period of pay continuance the CEO will receive regular LTD benefits.

     In addition to the pay continuation stated above, the Board may at its discretion recommend that a portion of the MTIP payment (paragraph 3.3) be made even though through no fault on the CEO's part he was not able to complete the performance period.

8.0  DEATH

     In the event of death prior to age 56, in addition to the regular benefit payable under the life assurance program and the death benefits payable under the Alcan Pension Plan and the ASRPB using the Minimum Target Benefit described under column (B) of Schedule B, the Company will pay to the Estate of the CEO the following amounts:

     1.   the EPA guideline amount prorated to the date of death;

     2. a discretionary amount deemed by the Board to be a just and equitable payment for the progress toward achieving the objectives under the MTIP program (paragraph 3.3).

-----------------------------------
(1) Reference: Subject to the Original Option Period, the Option Period shall terminate no later than 5 years after the earlier of (a) the death of the Optionee, and (b) the Retirement of the optionee. All waiting periods are also waived.

9.0   OTHER EXECUTIVE BENEFITS AND PERQUISITES

      All other benefits and perquisites currently available to the CEO will continue unchanged for the duration of this Agreement, with the exception of those benefits which are calculated on the basis of the definition of pensionable earnings.

10.0  ENGLISH LANGUAGE

      This contract is written in English at the express request of the Parties. Ce contrat est redige en anglais a la demande expresse des parties.

11.0  APPLICABLE LAW

      This Agreement shall be interpreted according to the laws of the Province of Quebec. The Parties agree that the courts of the District of Montreal shall have exclusive jurisdiction.

      IN WITNESS WHEREOF the Parties have signed these presents as at the place and date first hereinabove written.

      ALCAN ALUMINIUM LIMITED



      By /s/ John Evans
         ---------------
         Dr. John Evans
         Chairman of the Board

      WITNESS: /s/ Robert Maheu
               ----------------
               Robert Maheu

      /s/ Jacques Bougie
      ---------------------
        Jacques Bougie

                                   SCHEDULE A

The Board has the discretion, during a cycle, to adjust performance measures set for that period in order to reflect changes in accounting principles and practices, mergers, acquisitions or divestitures or extraordinary non-recurring or unusual items.

FULL BUSINESS POTENTIAL (II) OBJECTIVES :
-----------------------------------------

By the end of 2001, improve the run rate of pre-tax earnings by $700 Million over 3 years (EVA neutral at $1380/tonne).

ASSUMPTIONS :
-------------

(bullet)      Base year :   1998

(bullet)      1998 average metal price of $1380/tonne

(bullet)      Smelters operating at full capacity

(bullet) Major strategic investment, acquisition or merger not included in FBPII plan

TARGET :
--------

US$700 Million (pre-tax income)

ADJUSTMENTS :
-------------

(bullet)      For deviation from the basic assumptions above

(bullet)      For major strategic initiatives

                                                                     Page 1 of 2
                                   SCHEDULE B

Mr. Jacques Bougie will be paid a discretionary retirement benefit under section
8.06 of the Alcan Supplemental Retirement Benefit Plan (the "Plan"), commencing on his Date of Determination as defined under the Plan. The benefit shall be the Actuarial Equivalent at such date of an annual retirement pension payable from the Retirement Date equal to the excess, if any, of the amount of a Target Benefit described in B.1, subject to the conditions in B.2, over the amount defined in B.3, where:

B.1 The Target Benefit, as of Mr. Jacques Bougie's Date of Determination, shall be an annual retirement pension payable from his Retirement Date equal to the lesser of (1) or (2) and subject to the same conditions and options as the retirement benefit payable from the Alcan Pension Plan (Canada), where

     (1)  is the sum of

          (a)  1.15% of Highest Average Earnings up to the Average YMPE, plus

          (b)  1.7% of Highest Average Earnings in excess of Average YMPE;

           multiplied by the sum of:

          (a)  Credited Service, plus

          (b)  24 months, plus

          (c) a number of months equal to Credited Service earned after 1 November 1993, up to the date of termination of employment as Chief Executive Officer ("CEO"), with a maximum of 120 months;

     (2)  is 60% of Highest Average Earnings;


B.2  The Target Benefit shall be subject to the following provisions:

     (1) The CEO's annual Pensionable Earnings from 1 January 1997 are equal to 140% of Base Salary.

     (2) US dollar Pensionable Earnings shall be translated monthly to Canadian dollars using the month-end AGHO exchange rate.

                                                              Page 2 of 2
                                  SCHEDULE B

     (3) In the events described in paragraphs (a) and (b) below, the Target Benefit shall not be less than the following Minimum Target Benefit in the following table:

              AGE AT           MINIMUM TARGET BENEFIT (CDN $)
             DATE OF           ------------------------------
          DETERMINATION

                         COLUMN (A)        COLUMN (B)

               52          365,000           500,000
               53          440,000           612,500
               54          570,000           725,000
               55          735,000           837,500
               56          950,000           950,000
               57          1,000,000         1,000,000
               58          1,050,000         1,050,000
               59          1,100,000         1,100,000
               60          1,150,000         1,150,000

          (a) If the CEO retires at any time from age 52, except in circumstances described in (b), the Minimum Target Benefit is as per column (A)

          (b) If the Board requests the CEO's termination of employment or if there is a mutual agreement between the Board and the CEO, or if the appointment of a new Chair of the Board is not acceptable to the CEO, the Minimum Target Benefit is as per Column (B).,

          (c)  Minimum Target Benefit are pro-rated for fractional ages.

B.3   An amount equal to the sum of (1), (2) and (3) below, where:

     (1) is any other pension, benefit of a pension or income nature, or any payment required by law on termination of service which payment is, in the opinion of the Company, compensation related to service with the Company or an Affiliated Company;

     (2) is the retirement pension determined under the Alcan Pension Plan (Canada),

     (3) is the retirement pension determined under the Plan which would otherwise be payable without taking into account section 8.06 of the Plan.